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Exhibit 99.3

ADDITIONAL INFORMATION RELATING TO THE PROVINCE(1)

Information Relating to Provincial Debt	Page
Debt of the Province	2-13
Consolidated Funded and Unfunded Debt of the Public Sector	14
Other Information
Canadian Foreign Exchange Rate and International Reserves	15
Trade Balance	16

(1)
Any dollar amounts in Exhibit 99.3 are expressed in Canadian dollars ($) unless otherwise specified or the context otherwise requires.

 DEBT OF THE PROVINCE

Direct and Guaranteed Debt

        The direct debt of the Province includes debt for government purposes, as well as funds borrowed by the Province and loaned to its provincial government bodies. Direct borrowing by the Province for lending to provincial government bodies commenced in 1983.

        With few exceptions, government bodies rely on the Province for fiscal agency loans to meet their borrowing requirements. The terms and conditions that apply to fiscal agency borrowings respecting payment of interest, principal and premium, if any, generally match those in the Province's original borrowings.

        Direct debt includes both funded and unfunded debt. Funded debt is defined as all debt having a maturity of one year or more from date of issuance; unfunded debt has a maturity within one year from date of issuance.

        The final component of provincial debt relates to financial instruments that have been unconditionally guaranteed by the Province. Most of this debt was incurred by provincial government bodies prior to the introduction of fiscal agency borrowing in 1983. It also includes financial instruments issued by selected municipalities, improvement districts and local government entities, as well as all loan guarantees extended by the Province, including those extended to private entities and individuals.

        The Warehouse Borrowing Program takes advantage of low interest rates to borrow money in advance of actual requirements. The debt will eventually be allocated to either the provincial government or provincial government bodies.

        Non-guaranteed debt includes debt of the BC Transportation Financing Authority, British Columbia Liquor Distribution Branch, British Columbia Transit, British Columbia Transmission Corporation, Canadian Blood Services (Province's share), Columbia Basin Trust, Columbia River Power Projects (a joint venture of Columbia Basin Trust and Columbia Power Corporation), Community Living British Columbia, Homeowner Protection Office, Oil and Gas Commission, Provincial Rental Housing Corporation and School districts, Universities, Colleges, institutes and Health authorities (SUCH). At March 31, 2008, $2,076 million of this debt is classified as taxpayer supported and $336 million is classified as self-supporting.

        Financial statements for 2007/08 show that the Province's total net debt (excluding non-guaranteed debt of $2,412 million) increased by $769 million; debt for government purposes decreased by $453 million and debt for government corporation purposes increased by $1,222 million.

 DIRECT FUNDED DEBT(1)

As at March 31, 2008

	2006	2007	2008
	(millions of dollars)
Government Purposes(2)
Payable in:
Canadian Dollars(3)	$20,699	$19,785	$19,313
United States Dollars(4)	3,774	2,621	1,850

	24,473	22,406	21,163
Government Corporation Purposes
Canadian Dollars(5)	8,370	8,129	9,654
United States Dollars(6)	1,893	1,858	1,361

	10,263	9,987	11,015
Warehouse Borrowing Program Purposes
Canadian Dollars	—	—	—
United States Dollars	—	—	—

	—	—	—
Add/(Less) — Unrealized Foreign Exchange Gains/(Losses)	138	114	103

	34,874	32,507	32,281
Less — Unamortized Discount	109	113	103

	34,765	32,394	32,178
Less — Sinking Funds(2)	3,711	3,560	2,541

	31,054	28,834	29,637
Less — Amounts Held in Consolidated Revenue Fund	7	3	2

Net Direct Funded Debt	31,047	28,831	29,635

Less — Warehouse Borrowing Program Investments Available
to Paydown Warehouse Borrowing Program Debt	—	—	—

Direct Funded Debt (net of warehouse assets)	$31,047	$28,831	$29,635

(1)
Unhedged foreign currency liabilities are recorded in the currency in which the debt obligations are payable, translated into Canadian dollar equivalents at the exchange rate prevailing at the end of the respective fiscal years.

(2)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to debt for government purposes and the related defeased trust funds are added to sinking fund investments.

(3)
Canadian dollar obligations include notes payable in Japanese yen totalling 17 billion yen which have been fully hedged to $204 million Canadian through currency exchange agreements and Euro notes totalling 652 million Euros which have been fully hedged to $1,130 million Canadian through currency exchange agreements.

(4)
Includes U.S. dollar notes totalling $1,011 million which have been fully hedged to $1,851 million Canadian through currency exchange agreements, U.S. dollar notes totalling $300 million which have been fully hedged to 36 billion yen which have been translated at the exchange rate prevailing at the end of the fiscal year.

(5)
Canadian dollar obligations include notes payable in Euro notes totalling 36 million Euros which have been fully hedged to $57 million Canadian through currency exchange agreements.

(6)
Includes U.S. dollar notes totalling $861 million which have been fully hedged to $1,126 million Canadian through currency exchange agreements and unhedged U.S. dollar notes totalling $228 million which have been translated at the exchange rate prevailing at the end of the fiscal year.

 CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT

As at March 31, 2008

	Outstanding (Gross)	Sinking Fund Investments	Outstanding (Net)
	(in millions)
Direct Debt
Government Purposes(1)	$22,138	$1,518	$20,620
Government Corporation Purposes(2)	12,456	1,131	11,325
Warehouse Program Purposes	—	—	—

	34,594	2,649	31,945
Add — Unrealized Foreign Exchange Gains	103	—	103
Less — Unamortized Discounts	113	—	113
Less — Amounts held in the Consolidate Revenue Fund	2	—	2

Total Direct Debt	34,582	2,649	31,933

Guaranteed Debt
Government Corporations	10	—	10
Municipalities, Improvement Districts and Other local government	—	—	—
Other	285	—	285

Total Guaranteed Debt	295	0	295
Less — Unamortized Discounts	13	—	13
— Provision for Probable Payout	7	—	7

	275	0	275

Non-Guaranteed Debt	2,424	—	2,424
Less — Unamortized Discounts	12		12

Total Non-Guaranteed Debt	2,412	—	2,412

Total Direct, Guaranteed Funded and Unfunded, and Non- Guaranteed Debt of the Province, Net of Provincial Holdings of such Debt in the General Fund and Special Funds	37,269	2,649	34,620

Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—
Total Direct, Guaranteed Funded and Unfunded Debt, and Non-Guaranteed Debt of the Province (Net of Warehouse investments)	$37,269	$2,649	$34,620

(1)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to government purposes debt and the related defeased trust funds are added to sinking fund investments.

(2)
Represents direct borrowing by the Province for relending to government corporations on identical terms.

Note:	Debt payable in foreign currencies is recorded at the relevant March 31, 2008 exchange rates after giving effect to any currency exchange agreements.

Direct unfunded debt of the Province (Promissory Notes) totalled $2,298 million as at March 31, 2008 (maturity value less unamortized discount and sinking funds). This debt component comprised of $1,433 million in fiscal agency loans to government corporations and $864 million in loans for government purposes. Further, the direct unfunded debt was all comprised of Cdn $2,298 million dollars.

Financing

        The financing requirements of the Province are met through short, medium and long term borrowing in public and private markets in Canada and abroad, including the federal Canada Pension Plan (the "Plan"). Under the Plan, the monthly contributions made by residents of British Columbia, net of current Plan disbursements, are available for borrowing by the Province and other provincial government bodies.

        The majority of British Columbia's borrowing requirements are met through public domestic borrowings and Canada Pension Plan loans. During the 2007/08 fiscal year, the Province borrowed $328 million from the Canada Pension Plan.

Sinking Fund Management

        On June 1, 1999, the Provincial government revised its sinking fund policy and discontinued sinking fund contributions on existing and new debt issued for government operating and capital financing purposes. Under the revised policy, the Province does not establish sinking funds on new debt but continues to manage sinking fund contributions made prior to June 1, 1999 (and the earnings attributable to those contributions) for the purpose of repayment of the applicable debt issues.

        This revised policy does not apply to sinking funds relating to new or existing debt of the Province incurred to make loans to provincial government bodies. Consequently, Provincial government bodies (with the exception of the British Columbia Hydro and Power Authority and British Columbia Transmission Corporation) who have received or are to receive fiscal agency loans from the Province with a term of five years or more will continue to be expected to make sinking fund contributions for the purpose of repayment of some or all the corresponding Provincial debt issues.

        Given that the province borrowed money to make sinking fund payments, the policy change did not impact the amount of net debt outstanding. The Province continues to follow one of the most conservative sinking fund policies among provinces for its provincial government bodies.

        At March 31, 2008, the Province has $2.6 billion in sinking fund investments related to direct and guaranteed funded debt, including those held in trust on behalf of government corporations. Assuming an earnings rate of 5% on existing sinking fund investments and without contributing additional sinking fund installments, the funded debt of the Province at maturity will be 10% funded by available sinking funds (see tables below); it would be 17% funded based on assumed earnings of 5% on existing sinking fund balances and future sinking fund installments.

 MATURITY SCHEDULE OF DIRECT FUNDED DEBT

As at March 31, 2008
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
Fiscal Year	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities(2)	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities(2)
	(millions of dollars)			(millions of dollars)
2009	$2,307	$190	$2,117	$750	$—	$750
2010	2,529	221	2,308	250	2	248
2011	2,699	286	2,413	—	—	—
2012	2,897	456	2,441	—	—	—
2013	731	88	643	—	—	—

	11,163	1,241	9,922	1,000	2	998
2014 - 18	3,945	166	3,779	600	47	553
2019 - 23	3,510	627	2,883	—	—	—
2024 - 28	3,270	369	2,901	500	164	336
2029 - 33	4,335	394	3,941	—	—	—
2034 - 38	1,878	7	1,871	300	64	236
2039 - 43	415	118	297	—	—	—
2044 - 48	250	47	203	—	—	—
2049 - 53	200	—	200

	$28,966	$2,969	$25,997	$2,400	$277	$2,123

(1)
Debt payable in U.S. dollars is not translated into Canadian dollars. Debt payable in other foreign currencies is recorded after giving effect to any currency exchange agreements.

(2)
Net debt maturities represent gross debt maturities minus projected sinking fund values at maturity, based on earnings of 5% on existing sinking fund balances as of March 31, 2008. The calculations exclude sinking fund installments which are scheduled to be made in the future and unamortized discount.

 MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT

As at March 31, 2008
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
Fiscal Year	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities
	(millions of dollars)			(millions of dollars)
2009	$—	$—	$—	$—	$—	$—
2010	—	—	—	—	—	—
2011	—	—	—	—	—	—
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—

	—	—	—	—	—	—
2014 - 2018	—	—	—	—	—	—
2019 - 2023	—	—	—	—	—	—
2024 - 2028	10	—	10	—	—	—
2029 - 2033	—	—	—	—	—	—
Other(2)	285	—	285	—	—	—

	$295	$—	$295	$—	$—	$—

(1)
Debt payable in U.S. dollars was called during the 98/99 fiscal year.

(2)
Includes Province miscellaneous Guarantees.

 STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2008

Series	Date of Maturity	Year of Issue	Interest Rate	Outstanding March 31, 2008	References
			(percent)	($ Millions)
Long-Term and Medium-Term Debt Issued by Province of British Columbia:
BCCD-V	June 9, 2008	1997	6.00	1,700	(2)
BCCD-6	December 18, 2008	2003	4.30	280	(2)
BCJC-2	January 15, 2009	1984	8.75	25	(1) (5)
BCCG-3	June 1, 2009	2002	5.70	750	(2) (5)
BCCD-Y	December 1, 2009	1999	6.25	750	(2)
BCCD-AA	August 23, 2010	2000	6.375	1,400	(2)
BCCD-D	February 21, 2011	1991	10.75	250	(2)
BCCD-K	January 9, 2012	1992	9.50	1,150	(2)
BCCMTN-85	January 9, 2012	1999	9.50	400	(2)
BCCD-AB	January 9, 2012	2001	5.75	1,000	(2)
BCCD-13	December 18, 2012	2007	4.70	500	(2)
BCEC-19	April 24, 2013	2003	5.50	350	(1) (5)
BCCD-N	August 23, 2013	1993	8.50	1,100	(2)
BCCMTN-44	August 23, 2013	1995	9.60	60	(2)
BCCMTN-50	August 23, 2013	1995	9.25	65	(2)
BCCMTN-53	August 23, 2013	1995	8.50	360	(2)
BCCMTN-80	August 23, 2013	1999	5.75	100	(2)
BCCD-Q	June 9, 2014	1994	7.50	400	(2)
BCCMTN-33	June 9, 2014	1994	9.625	25	(2)
BCCMTN-34	June 9, 2014	1994	9.625	50	(2)
BCCMTN-38	June 9, 2014	1994	9.60	90	(2)
BCCD-9	June 18, 2014	2004	5.30	500	(2)
BCCMTN-27	June 20, 2014	1994	8.50	50	(2)
BCCD-3	December 18, 2015	2003	5.15	150	(2)
BCCMTN-25	October 3, 2016	1994	9.125	45	(2)
BCCD-16	December 1, 2017	2007	4.70	500	(2)
BCCD-2	June 1, 2018	2003	5.60	200	(2)
BCCMTN-26	June 17, 2019	1994	9.00	50	(2)
BCCD-8	June 17, 2019	2004	5.30	225	(2)
BCCD-C	September 5, 2020	1990	10.60	600	(2)
BCCMTN-46	September 5, 2020	1995	10.60	20	(2)
BCCD-G	May 15, 2021	1996	9.95	296	(2)
BCCD-12	June 15, 2021	2007	4.80	230	(2)
BCCMTN-76	February 23, 2022	1999	6.00	25	(2)
BCCD-L	June 9, 2022	1992	9.50	450	(2)
BCCD-M	August 19, 2022	1992	8.75	300	(2)
BCCMTN-77	February 23, 2023	1999	6.00	25	(2)
BCCD-P	September 8, 2023	1993	8.00	400	(2)
BCCMTN-60	September 8, 2023	1995	8.00	35	(2)
BCCMTN-79	September 8, 2023	1999	6.40	50	(2)
BCEC-13	November 30, 2023	1993	7.875	350	(1) (5)
BCCMTN-78	February 23, 2024	1999	6.00	100	(1)
BCCD-T	August 23, 2024	1994	9.00	400	(2)
BCCMTN-40	August 23, 2024	1995	9.00	35	(2)
BCCMTN-52	August 23, 2024	1995	9.00	200	(2)
BCCMTN-56	August 23, 2024	1995	8.50	30	(2)
BCCMTN-62	August 23, 2024	1996	7.875	200	(2)
BCCMTN-82	August 23, 2024	1999	7.00	55	(2)
BCCMTN-63	June 9, 2026	1996	8.00	110	(2)
BCCMTN-64	December 4, 2026	1996	7.00	40	(2) (6)
BCCMTN-74	December 4, 2026	1999	7.00	60	(2) (6)
BCCMTN-65	June 9, 2027	1997	7.50	50	(2)

Series	Date of Maturity	Year of Issue	Interest Rate	Outstanding March 31, 2008		References
			(percent)	($ Millions)
BCCD-W	November 19, 2027	1997	6.15		500	(2)
BCCMTN-70	August 17, 2028	1998	5.62		200	(2)
BCCD-X	June 18, 2029	1998	5.70		2,285	(2)
BCCMTN-83	June 18, 2029	1999	5.86		250	(2)
BCCD-14	June 18, 2029	2007	5.15		200	(2)
BCCD-Z	June 18, 2031	2000	6.35		1,400	(2)
BCCD-7	June 18, 2035	2004	5.40		500	(2)
BCCD-11	June 18, 2037	2006	4.70		1,000	(2)
BCCMTN-69	January 9, 2039	1998	5.75		150	(2)
BCCMTN-73	January 9, 2039	1998	6.00		65	(2)
BCCMTN-84	August 23, 2039	1999	6.30		200	(2)
BCCD-1	June 18, 2043	2003	5.25		150	(2)
BCCD-10	August 23, 2044	2004	5.75		100	(2)
BCCD-15	June 18, 2048	2007	4.90		200	(2)
Canada Pension Plan issues		1988-2008	3.69-11.33		3,658	(2) (4)
Other					108	(8)
Redemption premium re MTN-74/MTN64		1982			25
Short-term Promissory Notes					2,416

Total Issues in Canadian Dollars					$29,993
BCUSG-1	October 29, 2008	1998/01	5.375		750	(2) (5)
BCEUS-7	June 25, 2009	2002	5.00		250	(1) (5)
BCUSG-3	May 30, 2013	2003	4.30		500	(2) (5)
BCEMTN-22	October 28,2013	1998	Floating		100	(3)
BCUSD-2	January 15, 2026	1996	6.50		500	(2) (5)
BCUSD-3	September 1, 2036	1996	7.25		300	(2) (5)
Short-term Promissory Notes					0

Total Issues in U.S. Dollars*				US	$2,400
Exchange Premium (Including Hedge)					811

U.S. Issues at Cdn. Dollar Equivalent				C	$3,211
BCEMTN-23	March 1, 2010	2000	1.855		7,000	(1)
BCEMTN-21	September 16, 2010	1998	2.07		10,000	(1) (7)

Total Issues in Japanese Yen					¥17,000
Exchange Premium (Including Hedge)					(16,796)

Japanese Issues at Canadian Dollar Equivalent**				C	$204

BCEFF-2	July 15, 2009	1997	5.875		305	(1) (5)
BCEDM-1	July 21, 2010	1998	5.125		383	(1) (5)

Total Issues in Euro***				EURO	688
Exchange Premium (Including Hedge)					498

Euro Issues at Canadian Dollar Equivalent**				C	$1,186
Gross Direct Debt Issued by the Province (In Canadian Dollar Equivalents)				C	$34,594

*
Payable and expressed in U.S. dollars. Debt payable in US $1,872 million has been hedged to Cdn $2,605 million. Debt payable in U.S. $300 million has been hedged to JP¥36,075 million. This balance was translated at the exchange rate prevailing at year-end.

**
Foreign currency debt other than U.S. has been fully hedged to Canadian dollars.

***
On January 1, 2002, French Franc was converted into Euro at 1 Euro = 6.55957 FRF and Deutschemark was converted into Euro at 1 Euro = 1.95583 DEM.

 REFERENCES TO STATEMENTS OF DEBT

1)
Interest payable annually.

2)
Interest payable semi-annually.

3)
Interest payable quarterly.

4)
Pursuant to provisions for investment of Canada Pension Plan Funds, this issue is redeemable as a whole or in part on 30 days notice at the option of the Minister of Finance for British Columbia, subject to certain restrictions (CPP issues).

5)
Callable by the issuer if taxation laws requiring additional payments are imposed or levied.

6)
Coupon will be 5.4% to December 4, 2002 and 7% thereafter to maturity (BCCMTN-64/
BCCMTN-74).

7)
Coupon is payable in US dollars. (BCEMTN-21).

8)
Direct capital leases.

 STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2008

	Amount Outstanding March 31, 2008
	($ Millions)
Gross Direct Debt issued by the Province(1) (in Canadian Dollar Equivalents)		34,594
Less — Fiscal Agency Borrowings on behalf of:
Warehouse Borrowing Program	—

BC Transportation Financing Authority	3,762
British Columbia Housing Management Commission	1
British Columbia Hydro and Power Authority	8,155
British Columbia Institute of Technology	24
British Columbia Transit	114
British Columbia Transmission Corporation	79
College of New Caledonia	3
College of the Rockies	3
Douglas College	1
Home Owner Protection Office	53
Improvement Districts	20
School District	7
Selkirk College	2
Simon Fraser University	11
Thompson Rivers University	7
University of British Columbia	178
University of Northern British Columbia	15
University of Victoria	21

	12,456	12,456

Gross Direct Debt		22,138
Add — Unrealized Foreign Exchange Gains	30
Less — Unamortized Discount	121
— Government Sinking Funds(1)	1,518
— Bonds held in the Consolidated Revenue Fund	2	1,611

Total Net Direct Debt		20,527

Gross Fiscal Agency Reloaned Debt		12,456
Less — Gross Fiscal Agency Debt		12,456

Gross Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Less — Unamortized Discount/(Premium)	—	—

Total Net Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—

Gross Fiscal Agency Debt		12,456
Add — Unrealized Foreign Exchange Gains	73
— Unamortized Premium	8
Less — Government Sinking Funds	1,131	1,050

Total Net Fiscal Agency Debt		11,406

Total Net Direct and Fiscal Agency Debt, Warehouse Borrowing Program Debt		31,933
Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt		—

Total Net Direct and Fiscal Agency Debt		31,933

(1)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

 NET GUARANTEED DEBT

At March 31, 2008

Issuer & Series	Year of Maturity	Year of Issue	Interest Rate	Amount Outstanding(1) March 31/2008
			(percent)	(millions of Cdn. dollars)
British Columbia Hydro and Power Authority	2024	2004	5.54	10

Plus — Other Guaranteed Debt(2)				272

				282
Less — Provisions for Probable Payout				7

Total Net Guaranteed Debt				275

(1)
Total net of sinking funds and unamortized discount.

(2)
Includes outstanding loan guarantees of student assistance loans, loans to agricultural producers and guarantees issued under economic development assistance programs.

 NON-GUARANTEED DEBT

As At March 31, 2008

(millions of Cdn. dollars)
Taxpayer-Supported Debt
BC Transportation Financing Authority	608
Canadian Blood Services	2
Columbia Basin Trust	25
Homeowner Protection Office	78
Provincial Rental Housing	217
Schools	20
Post-Secondary	533
Health facilities	591
Other(1)	2

Total Taxpayer-Supported Non-Guaranteed Debt	2,076

Self-Supported Debt
Commercial Crown Corporations and Agencies
British Columbia Liquor Distribution	2
British Columbia Transmission Corporation	7
Columbia River Power Projects(2)	219
Post-Secondary institutions' subsidiaries	108

Total Self-Supported Non-Guaranteed Debt	336

Total Non-Guaranteed Debt	2,412

(1)
Includes debt of the British Columbia Transit, Community Living British Columbia., Oil & Gas Commission, and Royal BC Museum.

(2)
Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

 CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR

        The financial statements of the Province include funded and unfunded debt of public entities within British Columbia which is either guaranteed or reloaned by the Province, and include the funded debt of such entities which is not guaranteed by the Province.

	Outstanding Gross(1),(2)	Unamortized Discount	Unrealized foreign exchange gains	Sinking Fund Investments(2)	Outstanding Net
	(in Millions of Cdn dollars)
Direct and Guaranteed Funded and Unfunded Debt of the Province	$34,885	$124	$103	$2,649	$32,215
Plus: Non-Guaranteed Debt	2,424	12	—	—	2,412

Total Consolidated Funded Debt of the Public Sector of British Columbia	$37,309	$136	$103	$2,649	$34,627

(1)
Balance does not include the Provision for Probable Payout ($7 million).

(2)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

 CANADIAN FOREIGN EXCHANGE RATE AND
INTERNATIONAL RESERVES

        Recent highest and lowest exchange rates for the Canadian dollar in terms of United States cents are as follows for the calendar year ended December 31:

	2003	2004	2005	2006	2007
Highest	77.89	85.14	87.51	91.34	110.30
Lowest	63.38	71.41	78.53	84.79	84.19

        On March 31, 2008, the noon spot rate for the U.S. dollar was 97.29

Source: Bank of Canada

        The total of Canada's official international reserves on December 31, 2003 to 2007 is as follows:

December 31
2003	2004	2005	2006	2007
(US$ Millions)
$36,268	$34,467	$33,018	$35,063	$41,081	(1)

Source: Bank of Canada

(1)
US$19,257 million, US$91 million in gold, US$661 million in the International Monetary Fund Reserve, US$1,015 million in Special Drawing Rights and US$20,057 million in other foreign currencies.

 TRADE BALANCE

Exports and Imports (all figures in nominal dollars):

        Based on the provincial economic accounts 2007 preliminary estimates (April 2008), BC's exports of goods and services totaled $78.2 billion during the 2007 calendar year. International exports comprised $49.6 billion (63%) of BC's total exports, and represented 9.3% of Canada's total international exports; while inter-provincial exports accounted for $28.5 billion (37%) of BC's total exports. BC's imports of goods and services totaled $89.1 billion, consisting of $50.4 billion (56%) international imports and $38.8 billion (44%) inter-provincial imports. BC's international imports accounted for 10.0% of Canada's total international imports. BC registered a trade deficit of $11.0 billion, which consists of a $0.7 billion deficit in trade from abroad and a $10.3 billion deficit accruing from inter-provincial trade. In 2006, BC registered an overall trade deficit of $7.8 billion. Although BC had a $2.0 billion surplus in international trade in 2006, the international trade surplus was overtaken by a $9.8 billion deficit in inter-provincial trade.

        International exports of goods originating from BC, computed by BC Stats using customs based data, were $31.5 billion in 2007, a decrease of 5.8% compared to $33.5 billion in 2006. This decline was largely driven by the decrease in the value of wood products. Increases occurred in 2007 in the value of exports of pulp and paper (+7.0%), machinery and equipment (+1.0%) and agriculture and food other than fish (+2.0%). However, these gains were more than offset by declines in the value of exports of wood products (-18.4%), energy products (-4.0%) and metallic mineral products (-4.9%).

        The United States is BC's principal international export market, accounting for 60.5% of the international exports of goods in 2007.

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  Exhibit 99.3
ADDITIONAL INFORMATION RELATING TO THE PROVINCE(1)
DEBT OF THE PROVINCE
DIRECT FUNDED DEBT(1) As at March 31, 2008
CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT As at March 31, 2008
MATURITY SCHEDULE OF DIRECT FUNDED DEBT As at March 31, 2008 (Unaudited)
MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT As at March 31, 2008 (Unaudited)
STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT At March 31, 2008
REFERENCES TO STATEMENTS OF DEBT
STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT At March 31, 2008
NET GUARANTEED DEBT At March 31, 2008
NON-GUARANTEED DEBT As At March 31, 2008
CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR
CANADIAN FOREIGN EXCHANGE RATE AND INTERNATIONAL RESERVES
TRADE BALANCE